MEMO

To:	File
From:	Tina Paine
Date:	November 17, 2000
Subject:	Item 77(i): Form N-SAR for Fidelity Charles Street Trust

Pursuant to a Board approved vote on May 18, 2000, Fidelity Advisor Series VIII commenced a new series of shares of Fidelity Advisor Korea Fund: Class A, Class B, Class C, Class T, and Institutional Class on July 3, 2000.